Exhibit 3(i)(c)

                           CERTIFICATE OF DESIGNATION,
                            PREFERENCES AND RIGHTS OF
                            SERIES A PREFERRED STOCK

                                       OF

                          BUCKHEAD AMERICA CORPORATION


It is hereby certified that:

    1. The name of the corporation is Buckhead America Corporation (the "Corporation").

    2. Article Fourth of the Certificate of Incorporation, as amended by Certificate of Amendment, of the Corporation authorizes the issuance of 200,000 shares of Preferred Stock, par value $100, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue shares of Preferred Stock at any time and from time to time, in one or more series, and to fix or alter the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such shares of Preferred Stock, including without limitation of the generality of the foregoing, dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences of any wholly unissued series of preferred shares and the number of shares constituting any of such series and the designation thereof, or any of them; and to increase or decrease the number of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

    3. The Board of Directors of the Corporation, pursuant to the authority expressly conferred upon them as aforesaid, adopted a resolution creating a series of 30,000 shares of Preferred Stock designated "Series A Preferred Stock". No shares of Series A Preferred Stock have been issued.

    4. Pursuant to the authority conferred upon the Board of Directors by the amended Certificate of Incorporation and Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors adopted on September 16, 1997 the following resolutions setting forth the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, of the shares of the Series A Preferred Stock:

     "RESOLVED, that pursuant to authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended by Certificate of Amendment, the Board of Directors hereby creates a series of Preferred Stock, par value $100 per share, of the Corporation and states its designation and number of shares and fixes the relative rights, preferences and limitations thereof as follows:

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    1. DESIGNATION.  The  designation  shall be "Series A Preferred  Stock" (the
       "Series A Preferred Stock"). Each share of the Series A Preferred Stock shall be identical in all respects with the other shares.

    2. NUMBER. The number of shares of Series A Preferred Stock shall be 30,000, which number from time to time may be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of Series A Preferred Stock purchased by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

    3. NON-VOTING. The Series A Preferred Stock shall not have any voting rights, unless otherwise required by law.

    4. DIVIDENDS; RIGHTS UPON LIQUIDATION. The holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, cumulative dividends at the rate per annum of 10% of the $100.00 original issuance price per share ("Original Issuance Price") of the Series A Preferred Stock from the date of issuance, when and to the extent declared by the Board of Directors out of funds legally available therefor, to holders of record at the close of business on the last day of each calendar month of each calendar year. All accrued but unpaid dividends of the Series A Preferred Stock must be paid in full before any cash dividend may be declared on the Common Stock.

          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be distributed in the following order of priority:

        (a) The holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, an amount equal to the Original Issuance Price plus an amount equal to the Original Issuance Price multiplied by 10% per annum from the date of issuance for each share of Series A Preferred Stock then outstanding, provided such amount shall be reduced by an amount equal to all dividends declared and paid with respect to such shares of Series A Preferred Stock since the date of issuance. If the assets and funds of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit the payment of the full preferential amount set forth in this
            Section 4(a), than all the assets of the Corporation available for distribution shall be distributed to the holders of Series A Preferred Stock PRO RATA so that each share receives the same percentage of its respective liquidation interest.

        (b) After distribution of the amount set forth in Section 4(a) hereof, the remaining assets, if any, of the Corporation available for distribution to the shareholders shall be distributed to the holders of shares of Common Stock to the exclusion of the holders of Series A Preferred Stock.

    5.    CONVERSION.

        (a) RIGHT OF HOLDER TO CONVERT. At any time after September 17, 2004, each holder of Series A Preferred Stock may convert any or all of such Series A Preferred Stock into fully paid and non-assessable
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            shares of Common  Stock.  The  aggregate  number of shares of Common
            Stock issuable upon such conversion shall be calculated as follows: divide $100.00 ("Conversion Price") (the Original Issuance Price per share of Series A Preferred Stock) by the "Common Stock Price" (as hereinafter defined) and multiply that amount by the number of shares of Series A Preferred Stock being so converted. "Common Stock Price" is the average per share closing price (as reported by THE WALL STREET JOURNAL) of the Corporation's Common Stock for the ten trading days preceding the "Notice Date" (as hereinafter defined). "Notice Date" means the date on which the Corporation received
            written  notice  from  the  holder  of  Series  A  Preferred   Stock
            exercising such conversion, which notice shall set forth the number of shares of Series A Preferred Stock being so converted and be accompanied by a certificate evidencing such shares, duly executed by such holder of record.

        (b) RIGHT OF CORPORATION TO CAUSE CONVERSION. At any time after September 17, 2004 and at the election of the Corporation upon giving notice, all, but not less than all, of the Series A Preferred Stock shall be converted into shares of Common Stock of the Corporation. The aggregate number of shares of Common Stock to be received shall be calculated in the same manner as set forth in
            Section 5(a) above, except that the Conversion Price shall be $110.00 and the Notice Date for the purpose of this Section 5(b) shall be the date on which the Corporation deposits into the mail written notice of such conversion. Thereafter, the shares of Series A Preferred Stock shall be deemed to have been cancelled and no longer issued and outstanding, and the Corporation shall promptly issue and deliver to such holders certificates for the number of shares of Common Stock to which such holders shall be entitled upon receipt of the cancelled Series A Preferred Stock from such holders.

        (c) NO FRACTIONAL SHARES. Notwithstanding any term or provision containing herein to the contrary, the Corporation shall not issue any fractional shares of Common Stock. In the event the holder would have been entitled to fractional shares, then the Corporation shall, in lieu thereof, issue payment in cash to such holder for the value of such fractional shares not issued in the conversion.


     6. LIMITED RIGHTS OF HOLDER TO SELL COMMON STOCK TO CORPORATION. In the event the Corporation exercises its right in Section 5(b) above to cause the holders of Series A Preferred Stock to convert such shares into shares of Common Stock, then the terms and provisions of this
            Section 6 shall apply. At any time during the six-month period beginning on the ninetieth day following Notice Date under Section 5(b) above, the stockholder of record holding the shares of Series A Preferred Stock at the time of such conversion may sell to the Corporation at a price equal to the Common Stock Price the shares of Common Stock of the Corporation received by such registered holder as a result of the conversion; provided, however, that (i) the holder exercising such right shall have provided the Corporation with 30 days written notice (the "Notice Period") of intent to sell such Common Stock to the Corporation, setting forth in such notice the number of shares of Common Stock to be sold and the certificate number evidencing such shares and (ii) if requested by Corporation, such holder shall make a good faith effort to sell such shares of Common Stock in the open market during the Notice Period. In the event the holders are successful in selling any portion of such shares of Common Stock in the open market during the Notice Period, the Corporation shall pay such selling stockholders the difference, if any, by which the Common Stock Price exceeds the price for which the converted Common Stock was sold in the open market during Notice Period. Any shares of Common Stock not so sold in the open market will be repurchased by the Corporation pursuant to this Section 6.


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    FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the Series A Preferred Stock and fixing the powers, designations, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware."

    5. The effective time and date of the Series A Preferred Stock herein certified shall be the filing date of this Certificate of Designation with the Secretary of State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and Chief Executive Officer and, such authorized officer hereby declares, under penalty of perjury under the laws of the State of Delaware, that he signed this Certificate in the official capacity set forth beneath his signature and that the statements set forth in this Certificate are true and correct of his own knowledge this 16th day of September, 1997




                                            /s/ Douglas C. Collins
                                            ----------------------
                                            Douglas C. Collins
                                            President, Chief Executive Officer
























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